Exhibit 99.1

Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer;
Director of Investor Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.ccgirasia.com	www.pudacoalinc.com

Elaine Ketchmere, Partner;
VP Financial Writing
CCG Investor Relations
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

FOR IMMEDIATE RELEASE

Puda Coal Acquires 18% Interest of a Coal Mine in Shanxi Province

TAIYUAN, SHANXI, China, May 15, 2009 – Puda Coal, Inc. (OTC BB: PUDC) (“Puda Coal”), a supplier of China’s high grade metallurgical coking coal used to make coke for the purposes of steel manufacturing, today announced that on May 15, 2009 Shanxi Puda Coal Group Co. Ltd, its subsidiary in the People’s Republic of China (“Shanxi Coal”), entered into a definitive Agreement of shares transfer (the “Agreement”) to acquire 18% equity in Shanxi Jianhe Coal Industry Limited Company (“Jianhe Coal”) from two of Jianhe Coal’s equity owners for RMB 100 million (approximately $14.6 million).  Under the Agreement, the stockholder owning the other 82% of Jianhe Coal guaranteed Shanxi Coal first priority in the right to purchase other shares of Jianhe Coal transferred within the 24-month period after execution of the Agreement.

Jianhe Coal owns the mining rights to a coal mine in Huozhou County, Lingfen City, Shanxi Province, which is approximately 200 kilometers south of Taiyuan City, the capital city of Shanxi Province, and 50 kilometers from Puda Coal’s Lingshi coal washing plant. The mine is approved to exploit two coal seams, of which one is of fat coal and the other is of high quality coking coal. The fat coal can be used either as raw coal for cleaned coal making or as high quality thermal coal for power plants. Coking coal is primary raw coal which can be used for cleaned coal making. The total coal resources of the two seams are about 30 million metric tons with economic minable reserve of about 18 million metric tons. The current designed capacity of the mine is about 450,000 metric tons and will be 600,000 metric tons after completion of reconstruction work.

Shanxi Coal will not take part in the operational management of the coal mine but will be paid dividends semiannually based on its 18% ownership in Jianhe Coal.  In addition, as part of the Agreement, the stockholder owning the other 82% of Jianhe Coal guarantees that such dividends will be no less than 80% of annual net profits of Jianhe Coal.

Puda Coal will utilize its own funds to pay for the transaction, which is expected to close in approximately 90 days, subject to satisfaction of certain customary closing conditions, including governmental registration of the share transfer.  Puda Coal will pay 60% of the purchase price within 10 days of the execution of the Agreement and the remaining 40% at the time of closing.

“Our participation in Jianhe Coal further solidifies our strategic plan to acquire coal mines opportunistically and position Puda Coal for strong growth, and we are gaining ground in our strategy to enter into the coal mining industry,” said Mr. Liping Zhu, President and CEO of Puda Coal.  He added, “given the mine’s close proximity to our Lingshi facility, we anticipate the Jianhe Coal mine will provide us with higher margins and increase our operational efficiency.”

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium grade coking coal to the steel making industry in China for use in making coke. The Company currently possesses 3.5 million metric tons of annual coking coal cleaning capacity.  Shanxi Province provides 20 - 25% of China’s coal output and supplies nearly 50% of China’s coke. For more information, please visit http://www.pudacoalinc.com/

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, it is uncertain that the expected higher margins and increased efficiency from the transaction will be achieved.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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